Exhibit 22.1

SunCoke Energy, Inc.
List of Issuers and Guarantor Subsidiaries

    If a series of registered debt securities issued by SunCoke Energy, Inc. is guaranteed, such series will be guaranteed by one or more of the subsidiaries listed below.

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Designation
SunCoke Energy, Inc.	Delaware	Issuer
Ceredo Liquid Terminal LLC	Delaware	Guarantor
CMT Liquids Terminal LLC	Delaware	Guarantor
Dismal River Terminal LLC	Delaware	Guarantor
Elk River Minerals Corporation	Delaware	Guarantor
FF Farm Holdings LLC	Delaware	Guarantor
Flame Aggregator, LLC	Delaware	Guarantor
Gateway Energy & Coke Company LLC	Delaware	Guarantor
Haverhill Coke Company LLC	Delaware	Guarantor
Indiana Harbor Coke Company	Delaware	Guarantor
Indiana Harbor Coke Corporation	Indiana	Guarantor
Jewell Coal & Coke Company, Inc.	Virginia	Guarantor
Jewell Coke Acquisition Company	Virginia	Guarantor
Jewell Coke Company, L.P.	Delaware	Guarantor
Jewell Resources Corporation	Virginia	Guarantor
Kanawha River Terminals, LLC	Delaware	Guarantor
Marigold Dock, Inc.	Delaware	Guarantor
Metal Services LLC	Delaware	Guarantor
Phoenix Global Burns Harbor, LLC	Delaware	Guarantor
Phoenix Global Ghent LLC	Delaware	Guarantor
Phoenix Global Indiana Harbor East, LLC	Delaware	Guarantor
Phoenix Global Indiana Harbor West, LLC	Delaware	Guarantor
Phoenix Global Marion, LLC	Delaware	Guarantor
Raven Energy, LLC	Delaware	Guarantor
Sun Coal & Coke LLC	Delaware	Guarantor
SunCoke Energy South Shore LLC	Delaware	Guarantor
SunCoke Lake Terminal LLC	Delaware	Guarantor
SunCoke Logistics LLC	Delaware	Guarantor
SunCoke Technology and Development LLC	Delaware	Guarantor